Exhibit 23.1

                    Consent of Independent Public Accountants



As independent public accountants we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 26, 2001 included in New World Coffee Manhattan Bagel Inc.'s Form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.




Arthur Andersen, LLP



New York, New York
August 30, 2001